Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 2nd day of May, 2014, by and between Mind Solutions, Inc. (the "Company"), and Brent Fouch ("Consultant").

WHEREAS, the Company desires the advisory services of Consultant, specifically in the areas of locating and negotiating a strategic partner to assist in developing and distributing the Company's EEG headset technology. The Company will also rely on Consultant to provide compliance, guidance, infrastructure and Business Strategy for the Company (the "Services") as it relates to operating as a publicly traded company.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant, The Consultant will locate an experienced, proven Company and owner in the field of software technology and negotiate a position on the Company's Advisory Board. The individual or Company selected must have a history of operating or selling companies in excess of $100 million. Consultant shall provide such services related to maintaining compliance and advise the Company in conducting due diligence to comply all applicable federal, state and local laws.

2. Compensation

In consideration of Services rendered to date and to be rendered during the Term, the Consultant shall be paid 5 million shares in free trading S-8 shares.

3. Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and contacts, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Consultant.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as financial contacts related thereto (the "Confidential Information"). Confidential Information shall not be used without the written consent of Consultant. The Company agrees that all contacts and techniques introduced by the Consultant are proprietary in nature and cannot be used apart from the compensatory services provided by Consultant.

5. Term

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Term for this Agreement shall be for Three (3) months from the date of this Agreement and can be renewed by mutual agreement by both parties.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

[signature] 5-2-14

Brent Fouch Date

COMPANY:

[signature] 5-2-14

Mind Solutions, Inc. Date